Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Numbers 333-135857, 333-122201, and 333-105005) of Family Dollar Stores, Inc., of our report dated March 28, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Family Dollar Stores., Inc.’s Annual Report on Form 10-K for the fiscal year ended August 26, 2006.

PricewaterhouseCoopers LLP

Charlotte, North Carolina

March 28, 2007